Exhibit 99.1

Listed on the New York Stock Exchange (CLP)

NEWS RELEASE

Colonial Properties Trust Announces Redemption of 8 1/8% Series D Cumulative Redeemable Preferred Shares

BIRMINGHAM, Ala., August 9, 2010 — Colonial Properties Trust (NYSE: CLP), a real estate investment trust (REIT), announced that its Board of Trustees has authorized the redemption of all of its outstanding 4,004,735 Depositary Shares, each representing 1/10th of a 8 1/8 percent Series D Cumulative Redeemable Preferred Share, CUSIP 195872403. The redemption date is September 10, 2010 and the redemption price will be $25.00 per Series D Depositary Share plus accrued and unpaid dividends for the period from August 1, 2010 through and including the redemption date, for an aggregate redemption price per Series D Depositary Share of $25.2257. The redemption price will be paid by the company from the proceeds of sales of its common stock through the company’s recently completed $100 million at-the-market program.

Upon the completion of the redemption of the Series D Depositary Shares, the company expects to record a charge of approximately $3.5 million in the third quarter 2010 related to the original preferred share issuance costs. This charge was not reflected in the company’s previously provided guidance and is anticipated to impact net income and funds from operations (FFO), but will not have an impact on operating FFO.

On and after the redemption date, dividends on the Series D Depositary Shares will cease to accrue, the Series D Depositary Shares will no longer be deemed outstanding, and all rights of the holders of the Series D Depositary Shares will cease, except the right to receive the redemption price, without interest, upon presentation and surrender of receipts representing the Series D Depositary Shares to Computershare, which is acting as the redemption agent. The receipts representing the Series D Depositary Shares should be mailed via regular mail to Computershare, attn: Corporate Actions, PO Box 43014, Providence, RI 02940-3014 or overnight to Computershare, attn: Corporate Actions, 250 Royall Street, Canton, MA 02021.

A notice of redemption, the letter of transmittal and related materials will be mailed to holders of record of the Series D Depositary Shares on or about August 10, 2010. Any questions relating to the notice of redemption, letter of transmittal and related materials should be addressed to Computershare at 1-800-546-5141.

About Colonial Properties Trust

Colonial Properties Trust is a real estate investment trust (REIT) that creates value for its shareholders through a multifamily focused portfolio and the management and development of select commercial assets in the Sunbelt region of the United States. As of June 30, 2010, the company owned or managed 34,230 apartment units and 17.8 million square feet of commercial space. Headquartered in Birmingham, Alabama, Colonial Properties Trust is listed on the New York Stock Exchange under the symbol CLP and is included in the S&P SmallCap 600 Index.

Safe Harbor Statement

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release may constitute, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause the company’s actual results, performance, achievements or transactions to be materially different from the results, performance, achievements or transactions expressed or implied by the forward looking statements. Factors that impact such forward looking statements include, among others, real estate conditions and markets, including recent deterioration in the multifamily market and the strength or duration of the current recession or recovery; increased exposure, as a multifamily focused REIT, to risks inherent in investments in a single industry; ability to obtain financing on reasonable rates, if at all; performance of affiliates or companies in which we have made investments; changes in operating costs; higher than expected construction costs; uncertainties associated with the timing and amount of real estate dispositions, including our existing inventory of condominium and for-sale residential assets; legislative or regulatory decisions; our ability to continue to maintain our status as a REIT for federal income tax purposes; price volatility, dislocations and liquidity disruptions in the financial markets and the resulting impact on availability of financing; the effect of any rating agency action on the cost and availability of new debt financings; level and volatility of interest rates or capital market conditions; effect of any terrorist activity or other heightened geopolitical crisis; or other factors affecting the real estate industry generally.

Except as otherwise required by the federal securities laws, the company assumes no responsibility to update the information in this press release.

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CONTACT:	Colonial Properties Trust
Jerry A. Brewer, Executive Vice President, Finance, 1-800-645-3917